Exhibit 99.1

Benefitfocus Reaffirms Value-Creating Strategy

Charleston, S.C. – February 11, 2021 – Benefitfocus, Inc. (NASDAQ: BNFT), an industry-leading benefits technology platform that simplifies benefits administration for employers, health plans and brokers, today issued the following statement in response to the press release issued by Indaba Capital Management, L.P. a debtholder and recent shareholder of the company:

Benefitfocus is committed to generating substantial value for shareholders and we remain open to constructive input and suggestions that may help us achieve this goal. While it is a general company policy not to comment on specific shareholder interactions, members of the Benefitfocus board of directors and senior management team have had numerous discussions over the past two months with representatives of Indaba Capital to better understand their ideas and suggestions and incorporate them into the board’s decision-making process. We attempted to reach an amicable resolution with Indaba, but have been unable to achieve a reasonable compromise. The board has consistently communicated its desire to engage in constructive discussions with Indaba.

Benefitfocus is a leader in its industry, and our board and management team are committed to building a truly great company. Over the past year, we have taken decisive actions to drive the company’s next phase of growth, significantly improve performance, and navigate the unprecedented challenges caused by COVID-19. We have also taken steps to enhance our corporate governance, improve our financial flexibility, bolster our balance sheet and strengthen our leadership team.

In August 2020, Benefitfocus appointed Stephen Swad as CEO. Mr. Swad has decades of experience and a proven track record of success. He, along with his strong management team, has focused on delivering value to our customers and reaccelerating growth, in addition to substantially enhancing profitability and free cash flow. The company has also added, and continues to add, key senior personnel under Mr. Swad to broaden and further strengthen its team.

Benefitfocus has an active and experienced board that is committed to advancing the best interests of the company and all shareholders. The board comprises highly qualified and experienced directors, a majority of whom are independent, and all of whom bring extensive experience in areas critical to the company’s business and operations.

As part of its ongoing efforts to strengthen and diversify its board of directors, the company recently announced the addition of Ms. Zeynep Young as BuildGroup’s director designee serving on the Benefitfocus board, and, effective following the 2021 Annual Meeting of Stockholders, Doug Dennerline will become independent chairman of the board. The company has also retained Egon Zehnder, a global executive search firm, to identify additional board candidates to enhance and accelerate the company’s strategy and further increase diversity on the board.

In addition to making substantive changes to its composition and leadership roles, the board of directors has approved and previously announced additional actions to further enhance Benefitfocus’ corporate governance profile. Among other things, the company will submit a proposal at the 2021 Annual Meeting to declassify the board, providing for the annual election of directors.

Finally, the board and management team regularly review the company’s strategic priorities and opportunities to drive additional shareholder value.

About Benefitfocus

Benefitfocus (NASDAQ: BNFT) unifies the entire benefits industry through innovative technology solutions that bring efficiency, cost savings and simplicity to employee benefits administration. Our powerful cloud-based software, data-driven insights and thoughtfully designed services help employers, insurance brokers, health plans and suppliers address the complexity of benefits enrollment and engagement, while bringing easier access to health, wealth and lifestyle products through a world-class benefits experience. Our mission is simple: to improve lives with benefits. Learn more at www.benefitfocus.com, LinkedIn and Twitter.

Forward Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “may,” “will,” “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” “ongoing,” “continuing,” “potential,” “opportunity,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Actual results or performance might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to maintain our culture and recruit, integrate and retain qualified personnel, including on our board of directors; our ability to successfully execute strategic initiatives; our ability to compete effectively; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; the immature and volatile nature of the market for our products and services; privacy; security and other risks associated with our business; management of growth; risks related to the evolving COVID-19 pandemic; risks related to activist stockholders; and the other risk factors set forth from time to time in in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and from time to time in our other SEC filings. Copies of our SEC filings are available free of charge within the Investor Relations section of the Benefitfocus website at http://investor.benefitfocus.com/sec-filings or upon request from our investor relations department. Benefitfocus assumes no obligation and does not intend to update these forward-looking statements in light of new information or future events, except as required by law.

Contacts:

Benefitfocus, Inc.

843-981-8898

pr@benefitfocus.com

Investor Relations:

Patti Leahy

843-981-8899

ir@benefitfocus.com

Andrew Siegel / Amy Feng

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449